As filed with the Securities and Exchange Commission on January 6, 2014	Registration No. 333-183359

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A
(Amendment No. 1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Northern Wind Energy Corp.
(formerly Icarus Wind Energy, Inc .)
(Exact Name of Registrant as specified in its charter)

Nevada	3433	27-2181718
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Northern Wind Energy Corp .
3665 Merrick Road
 Seaford, New York 11783
Tel: (516) 783-9600
Facsimile: (917) 210-2846

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ezra Green
Chief Executive Officer
Northern Wind Energy Corp .
3665 Merrick Road
 Seaford, New York 11783
Tel: (516) 783-9600
Facsimile: (917) 210-2846

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):
Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 6 , 2014

PRELIMINARY PROSPECTUS

9,441,955 Shares

Northern Wind Energy Corp .

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to F shares of our common stock.  All of these shares of our common stock are being offered for resale by the selling stockholders.

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share for anticipated aggregate net proceeds of $944,196 until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of these shares by the selling stockholders.  We will bear all costs relating to the registration of these shares of our common stock.

Our common stock is not currently listed for trading on any exchange.  It is our intention to seek quotation on the OTC Bulletin Board but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus.  There can be no assurances that our common stock will be approved for trading on the OTC Bulletin Board, or any other trading exchange.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of this prospectus before making a decision to purchase our common stock.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933 and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for as long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors ” and “Summary—Emerging Growth Company Status.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2014

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	5
RISK FACTORS	6
USE OF PROCEEDS	11
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	11
DIVIDEND POLICY	11
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	11
BUSINESS	14
MANAGEMENT	18
EXECUTIVE COMPENSATION	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
SELLING STOCKHOLDERS	21
DESCRIPTION OF SECURITIES	23
PLAN OF DISTRIBUTION	24
LEGAL MATTERS	25
EXPERTS	25
WHERE YOU CAN FIND ADDITIONAL INFORMATION	25
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context provides otherwise, the terms “the Company,” “we,” “us,” and “our” refer to Northern Wind Energy Corp .

Overview and Corporate History

Northern Wind Energy Corp . is a development stage company incorporated in the state of Nevada on January 18, 2008 for the purpose of marketing , distributing and installing small wind turbine systems and related equipment for electrical power generation.  As of the date of this prospectus, our operations have principally involved the purchase of one residential solar power purchase agreement which includes the design, permitting, construction, installation, testing and activation of a solar photovoltaic system .   In the future, however, we plan to focus the majority of our resources on the wind turbine industry.

We have generated $628 revenue from January 18, 2008 (date of inception) through September 30, 2013, however, have not collected any revenue.   Our auditors, in their report dated December 31, 2013, expressed substantial doubt about our ability to continue as a going concern.

On July 19, 2012, we  filed amended and restated articles of incorporation in order to, among other things, change our authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock, change the par value of our common and preferred stock to $0.0001 per share from $0.001 per share, allow for the indemnification of our directors, officers, employees or agents to the fullest extent permitted by the Nevada Revised Statutes, eliminate the individual liability of our directors and officers to the fullest extent permitted by the Nevada Revised Statutes and provide for our board of directors to issue series and classes of preferred stock with different features.

On November 7, 2013, we filed a certificate of amendment to our amended and restated articles in order to change our name to Northern Wind Energy Corp. from Icarus Wind Energy, Inc.

The Offering

Common stock offered by selling stockholders	This prospectus relates to the sale by certain selling stockholders of 9,441,955 shares of our common stock sold to investors in private placement transactions in 2010, 2011 and 2012

Offering price	$0.10 per share until a market develops and thereafter at market prices or privately negotiated prices

Common stock outstanding before and after the offering	112, 165,092 shares (1)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders

Market for the common stock
There is no market for our securities. Our common stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTC Bulletin Board but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus. There can be no assurances that our common stock will be approved for trading on the OTC Bulletin Board, or any other trading exchange.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 2 of this prospectus before deciding whether or not to invest in our common stock.

___________________________
(1)	Represents the number of shares of our common stock outstanding as of December 31, 2013.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or “JOBS Act.” For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

•
provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•
comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the Securities and Exchange Commission determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	when we have $1.0 billion or more in annual revenues;

•	when we have at least $700 million in market value of our common units held by non-affiliates;

•	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Transactions Pursuant to which the Selling Shareholders Acquired their Shares

The selling stockholders purchased an aggregate of 9,441,955 shares in private placement transactions in 2010, 2011 and 2012 that were exempt under the registration provisions of the Securities Act of 1933, as amended.  We received a total consideration of $20,720 from the sale of these shares.

Business Address and Telephone Number

Our address is 3665 Merrick Road, Seaford, New York 11783 and our telephone number is (516) 783-9600.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

RISK FACTORS

Risks Relating to our Business

We are a development stage company, have only lost money, and may never be able to implement our business plan or achieve any revenues or profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on January 18, 2008 and have a limited operating history.  We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise.  We have had no revenue to date and have incurred a gain of $3 for each of the three and nine months ending September 30, 2013 compared to losses of $ 127 and $ 383 for the three and nine month periods ending September 30, 2012.  We have incurred losses of $44,890 and $383 for the years ended December 31, 2012 and 2011, respectively, and losses of  $45,270 for the period January 18, 2008 (date of inception) through September 30, 2013 , respectively.  We have no significant assets or financial resources.

As a development stage company, we are a highly speculative venture involving significant financial risk. It is uncertain as to when we will become profitable, if ever.  While we have entered into informal non-binding confidential discussions with several companies concerning the possible acquisition of wind turbine technology, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications, there presently exist no agreements or understandings as to any such opportunities, and there is nothing at this time on which to base an assumption that we will be able to consummate such acquisitions or that such acquisitions, once consummated, will prove to be successful or that we will ever be able to generate revenues or operate profitably.  The revenue and profitability of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

Our independent registered public accounting firm has issued an unqualified opinion on our financial statements with a “going concern” paragraph.

Our independent registered public accounting firm’s opinion on our financial statements has a “going concern” explanatory paragraph. Such opinion may make parties reluctant to extend trade credit to us and thereby make it more difficult for us to conduct our business. In addition, such an opinion from the independent registered public accounting firm may also make third parties reluctant to do business with us or to invest funds in our company, thereby raising difficulties for us in the conduct of our business.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold unit holder advisory votes on executive compensation.

We will likely require additional resources to fully implement our business plan and may be forced to curtail or cease operations if we are not able to obtain additional financing in the future.

We have entered into informal non-binding confidential discussions with several companies concerning the distribution and installation of wind turbine systems .  However, aside from our non-exclusive agreement with City Windmills (Holdings) PLC, there presently exist no agreements or understandings as to any such opportunities.  We will require approximately $300,000 in the next twelve months in order to implement our business plan.   We currently have no commitments to raise any funds.   Additional financing may take the form of equity or debt financings depending upon prevailing market conditions. These financings may not be available or, if available, may be on terms that are not favorable to us and could result in dilution to our stockholders and reduction of the market value of our common stock. If we obtain debt financing, we may be required to pledge accounts receivables, inventories, equipment, patents or other assets as collateral, which would be subject to seizure by our creditors if we were to default under the debt agreements, we could be required to comply with financial and other covenants that could limit our flexibility in conducting our business and put us at a disadvantage compared to our competitors, and we would be required to use our available cash to pay debt service. Since the terms and availability of any financing depends to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. If adequate capital is not available to us, we would likely be required to significantly curtail or possibly even cease our operations.

We are heavily dependent upon Ezra Green, our Chief Executive Officer, Chief Financial Officer and a Director .  The loss of Mr. Green , upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of Mr. Green , whose knowledge and leadership would be difficult to replace. If we were to lose his services, or if he were not available to us when we needed him, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement.

Mohit Bhansali may only devote a portion of his business time to us which could materially and adversely affect us and our business.

Mr. Bhansali is not required to work exclusively for us and does not devote all of his time to our operations. Presently, Mr. Bhansali allocates only a portion of his time to the operation of our business. As Mr. Bhansali is currently employed elsewhere in addition to serving as an officer and director, he is able to commit to us only up to ten hours a week. Therefore, it is possible that his pursuit of other activities may slow our operations and accordingly reduce our financial results.

We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or have a material adverse effect on our business and results of operations.

If our residential solar project or any of our future wind turbine installations are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which could cause our business to fail.

It is not likely but possible that users of our residential solar project or wind turbine systems could be electrocuted, burned or otherwise injured or even killed by products used in the solar project or wind turbine systems , whether by product malfunctions, defects, improper installation, vandalism, misuse by the customer or other causes.  As we are responsible for the maintenance of these  projects , we may face an inherent risk of exposure to product liability claims or class action suits in the event that the solar power project results in injury or damage, whether we are at fault or not.  Further, we may be subject to liability for any accidents or injury that may occur in connection with the use of any future wind turbine products or due to claims of defective design, integrity or durability of the products.  We plan to purchase general liability insurance and product liability insurance, but do not have either form of insurance at this time, so may not have adequate resources in the event of a successful claim against us.  The successful assertion of claims against us could result in material reputational and/or monetary damages and, if our insurance protection is inadequate, could require us to make significant payments.

Our residential solar project may require us to place independent contractors and technicians on our customer’s property, which could give rise to claims against us.

If we are unsuccessful in adequately maintaining our residential solar project, we could damage or cause a material adverse change to the customer’s premises or property, which could give rise to claims against us. Any such claims could be material in dollar amount and/or could significantly damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing independent contractors and technicians in the workplaces of others, including possible claims of errors and omissions based on the alleged actions of such personnel, including harassment, theft of client property, criminal activity and other claims.

If small wind energy technology does not gain broad commercial acceptance, our business plans will be materially harmed and we may need to curtail or cease operations.

Small wind energy technology is at an early stage of market acceptance, and the extent to which small wind energy power generation will be commercially viable is uncertain. Many factors may affect the commercial acceptance of small wind energy technology, including the following:

•	performance, reliability and cost-effectiveness of wind energy technology compared to conventional and other renewable energy sources and products;
•	developments relating to other alternative energy generation technologies;
•
fluctuations in economic and market conditions that affect the cost or viability of conventional and alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	overall growth in the alternative energy equipment market;
•	availability and terms of government subsidies and incentives to support the development of alternative energy sources, including small wind energy;
•	fluctuations in capital expenditures by utilities and independent power producers, which tend to decrease when the economy slows and interest rates increase; and
•	the development of new and profitable applications requiring the type of remote electric power provided by small wind energy systems.

If we are unable to succeed in marketing, making sales and building a customer base, we will be unable to achieve profitable operations and our business may fail.

If we are unable to succeed in establishing, training and expanding a distribution network domestically and internationally, partnering with wind turbine suppliers , making sales, and expanding our customer base to support our business operations, there will likely be a material adverse effect on our business, including our operating results, financial condition and cash flow.

A drop in the retail price of conventional energy or non-wind alternative energy sources may negatively impact our ability to become profitable.

We believe that a customer’s decision to purchase or install wind power capabilities is primarily driven by the cost of electricity from other sources and their anticipated return on investment resulting from purchase of a solar power system. Fluctuations in economic and market conditions that impact the prices of conventional and non-wind alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for wind power systems to decline, which would have a negative impact on our ability to become profitable.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of wind power products, which may significantly reduce demand for our future products.

Installations of wind power systems are subject to oversight and regulation in accordance with national and local ordinances, building and electrical codes, zoning, environmental protection regulation, utility interconnection requirements for metering and other rules and regulations. If we fail to observe these shifting requirements on a national, state, or local level, in providing our products and services, we may incur claims and/or reputational damage. Changes in utility electric rates or net metering policies could also have a negative effect on our business. Government regulations or utility policies pertaining to wind power systems are unpredictable, may limit our ability to charge market rates and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in our revenues and/or demand for wind energy systems and our services.

If a reduction or elimination of government and economic incentives occurs, our revenue may decline and our business may fail.

Today, the cost of solar, wind, and other eco-friendly power exceeds retail electric rates in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan, Spain, Italy, Portugal, France, South Korea and the United States, have provided incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of alternative power products to promote the use of alternative energy in on-grid applications and to reduce dependency on other forms of energy. In the United States there is a 30% federal tax credit for purchases of wind turbines which would likely have a material positive effect on our sales.  This tax credit lowers the price for alternative power products for end users, which in turn makes our products a more attractive alternative to utility costs.  This federal tax credit is set to expire if not renewed on December 31, 2016. Moreover, some states have varying programs that assist the alternative energy industry for end users.  Some states provide rebates, others provide tax credits and some provide production credits.  We have not researched the extent of these incentives on a state by state basis, nor have we researched the incentives that exist in other countries. However, the domestic and the other local and foreign government economic incentives that exist could be reduced or eliminated altogether. Reductions in, or eliminations or expirations of, governmental incentives could result in lower revenues and greater expenses for our businesses, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If  we fail to adapt to technological changes in the power industry that render the systems we sell and install uncompetitive or obsolete, our market share may decline and cause our business to fail.

The alternative power market is characterized by continually changing technology requiring improved features, such as higher quality, increased efficiency, higher power output and lower price. Any failure to market and sell and introduce new power products could reduce our market share and cause our revenues to decline. The alternative power industry is rapidly evolving and competitive. We will need to be able to learn to market and install a variety of competing technologies .

If we fail to respond to changes in customer preferences in a timely manner, our sales may be adversely affected, and our business may fail.

The small wind power industry is competitive, and our competitors will likely be attempting to gain competitive advantages as well.  Our financial performance will depend on our ability to identify, originate and define industry trends, as well as to anticipate, gauge and react to changing customer preferences in a timely manner. If we misjudge the demands of the small wind power market, it could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

The complexity of the wind turbine systems that we install may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our products, and our business may fail.

The wind turbine systems we install may contain undetected errors, weaknesses, defects or bugs as is or as new models are released. If the systems contain production defects, reliability, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to continue to buy these products, which could adversely affect our ability to retain and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

We may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other development efforts. We could also incur significant costs to repair or replace defective products. These costs or damages could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

Because we expect to be dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and our business may fail.

We are dependent on third parties, especially suppliers and manufacturers of wind turbine systems.   There is risk of change in the relationships we expect to have with the suppliers and manufacturers.  We may face potential losses if any of the products or services provided by these third parties are interrupted or become more costly, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If any of the products we expect to sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which could cause our business to fail.

We cannot be certain that the products we will market, distribute or install in the future will not infringe on issued patents, trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If we are not granted full protection for property rights over our name and trademark, we may have difficulty safeguarding our name or the public’s identification of our brand resulting in a potential loss of any competitive advantage.

Our future success will depend, in part, on our ability to obtain and enforce intellectual property rights over our name and trademark in both the United States and other countries. We do not have any trademark applications pending and we have not obtained any trademark or trade name registrations.  There can be no assurance that the steps we intend to take to protect our rights will be adequate, that we will be able to secure protections or registrations for our rights or marks in the United States or that third parties will not infringe upon our territorial rights or misappropriate our copyrights, trademarks, service marks, domain name and similar proprietary rights. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity which could possibly lead to customer confusion. Our inability to protect our intellectual property adequately could have a material adverse effect on the acceptance of our brand and on our business, financial condition and operating results. In the future, litigation may be necessary to enforce and protect our territorial distribution rights, our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect our intellectual property. We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the territorial and/or intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management’s attention and the expense of such litigation, even if the eventual outcome is favorable to us. Adverse determinations in such litigation could result in the loss of certain of our proprietary intellectual property.

Risks Relating to Our Organization

Our articles of incorporation authorize our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Your ability to influence corporate decisions may be limited because Mohit Bhansali, our President, Secretary and a director, owns a controlling percentage of our common stock.

Mr. Bhansali, our President, Secretary and a director, beneficially owns approximately 89 % of our outstanding common stock. As a result of this stock ownership, Mr. Bhansali can control all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. In addition, as the interests of Mr. Bhansali and our minority stockholders may not always be the same, this large concentration of voting power may lead to stockholder votes that are inconsistent with the best interests of our minority stockholders or the best interest of us as a whole.

We are subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability grow.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our financial resources.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the Securities and Exchange Commission (the “SEC”) current and interfere with the ability of investors to trade our securities and for our shares to be quoted on the OTC Bulletin Board or to list on any national securities exchange.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.  We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a public company, we will need to implement additional financial and management controls, reporting systems and procedures and hire accounting, finance and legal staff.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. Please read “Summary—Emerging Growth Company Status.”

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in 2012 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is currently no public or other market for our common stock, and we cannot guarantee that any such market will develop in the foreseeable future.  It is our intention to seek quotation on the OTC Bulletin Board but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus.  There can be no assurances that our common stock will be approved for trading on the OTC Bulletin Board, or any other trading exchange.  As of December 31, 2013 , there were 112,165,092 shares of our common stock issued and outstanding.  Our shares are held by 15 shareholders of record.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All statements contained in this Prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the word “believe,” “anticipate,” “expect” and word of similar import.  These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected.  The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements.  Such risks and uncertainties include, without limitation: established competitors who have substantially greater financial resources and operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Prospectus.  Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions.  The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus.  The Company's actual results could differ materially from those discussed here.

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our expenses.  This is because we have not generated an ongoing source of revenue sufficient to cover our operating cost and have limited operating history.  There is no assurance we will ever reach this point, and have not recognized any significant revenues since inception.  Accordingly, we must raise sufficient capital from sources.  Our only source for cash at this time is investments by others.  We must raise cash to stay in business.  In response to these problems, management intends to raise additional funds through public or private placement offerings.

Overview

The Company was incorporated in the state of Nevada on January 18, 2008.  It is a development stage company in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC 915 ,  Development Stage Entities.   The Company was initially formed to provide residential users access to affordable renewable energy and to install and maintain solar energy panel systems on residential housing units at no cost to the end user.  Revenue , if any, is derived from renewable energy credits/certificates , billing of solar converted electricity and monthly service charges .

On November 7, 2013 , the Company   filed a certificate of amendment to its amended and restated articles of incorporation to change its name to “Northern Wind Energy Corp.” from “Icarus Wind Energy, Inc.”.

Critical Accounting Policies :

Basis of Presentation. We prepare our financial statements in conformity with GAAP, which requires management to make certain estimates and apply judgments. We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions.  On a regular basis, we review our critical accounting policies and how they are applied in the preparation of our financial statements.

Use of Estimates . The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-lived Assets .    Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.   When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.   The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.   If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.   When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.   We did not recognize any impairment losses for any periods presented.

Application of Significant Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards.

Results of Operations

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.  We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities.

Three and Nine Months Ended September 30, 2013 and 2012

We have generated $628, $0, $628 and $0 of revenue for the three and nine months ending September 30, 2013 and 2012, respectively.  Revenue was generated from contract.

Our operating expenses , for the three and nine months ended September 30, 2013 increased over the prior year, as a result of depreciation expense charged.   Depreciation commenced upon the utilization of assets placed in service.  Expenses were $625, $0, $625, and $256 for the three and nine months ended September 30, 2013 and 2012, respectively. The Company expects increase to professional and general administrative expenses in future periods, due to the commencement of our operating plan and the anticipation of increased fees related to our public offering.

Years Ended December 31, 2013 and 2012

No revenues were generated for the years ending December 31, 2012 and 2011.

Our operating expenses for the year ended December 31, 2012 increased by $59,472 from total operating expenses of $ 256 during the year ended December 31, 2011 .   The increase in expenses is primarily due to the recording of stock-based compensation expense of $55,377 during 2012, as compared to limited general and administrative expenses in 2011. For the year ended December 31, 2012, compensation expense was recorded due to shares issued for compensation to a director who is also an officer of the Company.

For the years ending December 31, 2012 and 2011 we recognized interest expense of $162 and $127, respectively.  During 2012 we recognized debt forgiveness in the amount of $15,000.

Our operations have been of a start-up company and expenditures have been primarily limited to activities related to financing activities.

Liquidity and Capital Resources

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company includes obtaining capital from potential new investors, management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.  The Company expects operating cash requirements of $300,000 for the next twelve months as set forth below.  The Company intends to make payroll payments after it has reached $500,000 in sales. The Company is currently not using any funds for its operations.

Payroll Expenses
Executive compensation	$150,000
Compensation for operations manager	$75,000
Compensation for office manager	$30,000

Fixed Operating Expenses
Rent	$12,000
Communications technology	$2,500
Insurance	$30,000
Legal and audit	$80,000

Variable Operating Expenses
Marketing/Sales	$90,000
Travel/entertainment	$34,000
Incidental cash expenses	$34,000
Equipment	$10,000
Residential power plan	$200

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

Liquidity and Financial Condition

The Company currently has working capital of $ 6,552 , as of September 30, 2013.   The working capital as of December 31, 2012 was $ 5,924.  The increase in working capital of $628 was primarily due to the recording of $628 of accounts receivables at September 30, 2013.   The Company had $0 and $291 of cash flows used by operating activities for the nine month period ended September 30, 2013 and 2012 , respectively. The Company used $4,896 in operating cash flows for the period January 18, 2008 (date of inception) through September 30, 2013.Since inception through September 30, 2013, the Company has used $10,000 in investing activities and financing activities have provided a total of $20,820 from proceeds from the issuance of its common stock .

Limited Operating History; Need for Additional Capital

The Company currently has $ 5,924 in cash, as of September 30, 2013 , to meet its current liabilities.    The cash on hand is not considered sufficient to meet the obligations over the following twelve month period and management considers it necessary to raise funds through sale of equity issues (common stock) or through traditional debt financing.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We did not engage in any off-balance sheet arrangements from January 18, 2008 (date of inception) through September 30, 2013 .

BUSINESS

We are a development stage company incorporated in the state of Nevada on January 18, 2008 for the purpose of marketing , selling, distributing and installing small wind turbine systems and related equipment for electrical power generation.   We plan to target the small wind market (2.5Kw-100Kw ) throughout the United States .

The turbine systems, which will consist of 2.5kW-100kW devices and related equipment, will be both grid connected and off grid systems.   The systems will be focused on distributed energy, where a specific machine's energy output is largely or entirely used on-site where the equipment is installed, as well as grid connected applications.   They will be utilized for electrical power generation for applications and markets such as residential, micro-grid based rural and island electrification, agricultural, small business, rural electric utility systems, as well as other private, corporate infrastructure and government applications.

The systems will be comprised of several major components including the turbine sub-system or generator (which converts wind energy into electricity), the tower (which holds the turbine high in the wind), a turbine controller (which controls the turbine subsystem and contains monitoring hardware and software), and an inverter (which converts the electricity generated from direct current (DC) to alternating current (AC) to connect to a customer’s electrical load or to the grid).  We intend to sell a “system” with all of these parts included in the selling price.  The system can operate as designed without all of these complementary products but this example depicts a complete system for general applications.

In 2013 we entered into a non-exclusive agreement to market, distribute and install the CW 2000 and CW 500 wind turbine systems provided by City Windmills (Holdings) PLC. The CW 2000 is intended for commercial and industrial rooftop & ground-based use and the CW 500 is intended for residential rooftop uses.  David Mapley, one of our directors, is also the Chief executive Officer and a director of City Windmills Ltd., City Windmills (Holdings) PLC’s parent company.  At the present time, City Windmills (Holdings) PLC is the only supplier with whom we have a written distribution agreement.  We are in discussions to enter into nonexclusive representation agreements with several other suppliers.

In 2011 we purchased one residential solar power purchase agreement from Clear Skies Solar, Inc., which includes the design, permitting, construction, installation, testing and activation of a solar photovoltaic system with the intent of capitalizing on federal tax incentives.  This purchase was not related to our general goal of distributing and installing wind power systems.  We paid Clear Skies $10,000 upon the signing of the agreement.   In 2012, Clear Skies forgave the remaining $15,000 due to it under the agreement in exchange for a release from claims.  Ezra Green, our Chief Executive Officer, Chief Financial Officer, Treasurer and a director is the Chief Executive Officer of Clear Skies Solar, Inc .

The Wind Industry

The United States is the second largest market for wind power in the world by electricity generating capacity. According to the Department of Energy, wind power was the second largest source of new electricity generating capacity in the United States after natural gas for six of the seven years between 2005 and 2011. According to the American Wind Energy Association, or AWEA, wind power became a leading source of new electricity generating capacity in the United States for the first time in 2012. The success of wind power is evidenced by approximately $120 billion in investments to date, according to the AWEA. According to AWEA, 13,124 MW of new wind power generating capacity was installed across 32 U.S. states in 2012, a 93% increase from new installations in 2011. In 2012, wind power generating capacity grew 28% from 2011 to a total of 60 GW, equivalent to powering over 14.7 million homes. As of the end of 2012, 39 of the 50 U.S. states and Puerto Rico had utility-scale wind projects, and 15 states had more than 1,000 MW of wind power generating capacity.

Despite this growth, wind power represented only 3.5% of electricity generating capacity in the United States as of the end of 2012. Based on the percentage of electricity generated by wind power in other developed countries, we believe that, despite a reduction in the build rate of wind power and other renewable energy projects in 2013 and potentially 2014, as a result of the uncertainty related to the demand for new power projects in general and the potential expiration of U.S. federal incentives on December 31, 2013, substantial growth potential remains in the U.S. market over the long-term.  We have not yet entered into any binding agreements with potential customers.

Wind Power Fundamentals

Wind power harnesses the kinetic energy of moving air. Electricity is generated from the energy of wind flows exerted on the blades of a wind turbine, which activates an electric generator. Wind turbines are equipped with a control system that optimizes electricity generation output. In addition, wind power projects can be monitored and operated remotely to respond to changing weather conditions, including shutting down during heavy lightning storms and rotating to adjust to shifts in wind direction.

The amount of energy that the wind transfers to the turbine depends on the blades’ surface area and the wind speed. The amount of energy captured by a wind turbine increases as a square-function of an increase in blade size. For example, doubling the surface area of the blades quadruples the wind energy captured. The speed of the wind has an even greater effect. As wind speed doubles, the available energy increases by a factor of eight. Stronger winds are also able to drive larger turbine blades. In order to maximize the efficiency of the transfer of energy from wind to electricity, blade size must be chosen to capture the most wind energy the highest proportion of the time.

As a result of these factors, manufacturers have developed wind turbines to increase blade size in order to increase the swept area of a turbine, thereby increasing the electricity generation of the turbine and simultaneously decreasing the cost of electricity generated. In addition, manufacturers have successfully increased the height of towers in order to benefit from greater wind speeds at higher elevations ( e.g. , shear) in many wind regions. Many wind turbines are also capable of capturing not only direct wind but turbulent air as well, which enables efficient lower elevation wind systems.  According to AWEA, a typical wind turbine today generates approximately 15 times more electricity than a typical turbine in 1990 and can generate electricity equivalent to powering approximately 500 homes.

Not only has technological evolution increased a wind turbine’s ability to generate electricity, it has also increased the accuracy with which wind is forecast. New meteorological technology dispatched to a potential project site can measure wind at a higher hub height and rotor swept area with greater accuracy than previously possible. Additionally, improvements and new analytical methods have been incorporated into the prediction models. This improvement in forecasting has increased the predictability of the electricity generation of wind power projects, which, in turn, has increased their ability to attract long-term debt financing.

Wind Power Project Electricity Generation

Wind is a source of energy that is naturally variable; wind generally does not blow at a constant speed throughout a given day nor   month-to-month.   As a result, the amount of electricity generated on a daily or monthly basis is also variable or intermittent. However, long-term historical site-specific measurements for wind power allow for an annual average or “mean” wind speed, enabling the use of statistical analyses to estimate electricity generation.

There are a number of factors that preclude a wind turbine from operating at its maximum theoretical electricity generation, but the primary factor is wind speed.  Therefore, installation of these systems is restricted geographically to areas best suited for wind generated renewable energy.   As a result of the variance in wind speed at any given project, a turbine will be operating for significant periods of time at levels less than its maximum electricity generating capacity. Other factors also affect the capacity factor but are generally much less significant, including scheduled annual maintenance of electricity-generating equipment and unscheduled   non-operation   resulting from equipment failure. In general, wind power projects have capacity factors, defined as the percentage of electricity that an electricity-generating source is expected to generate relative to the maximum theoretical electricity generation in a given period of time, ranging from 20% to 60%, depending on various site and equipment-specific factors.

Advantages of Wind Power

Low Operating Costs .  Wind power projects do not have any fuel costs and typically use remote monitoring systems, which enable   off-site   operation and supervision. In addition, improvements in wind turbine technology have increased the efficiency and reliability of wind power projects. As a result, operating expenses for wind power projects are generally lower than those of comparably-sized fossil fuel-fired power projects such as natural gas or coal.

Environmentally Responsible .   Wind power projects do not emit any greenhouse gases or contribute to acid rain, both of which have significant negative impacts on the environment. Electricity generation from wind power does not result in thermal, chemical, radioactive, water or air pollution that is typically associated with fossil fuel-fired and nuclear power projects. According to the Global Wind Energy Council, or GWEC, collectively, U.S. wind power projects avoid the emission of approximately 75 million tons of carbon dioxide annually, equivalent to removing 13 million cars from the road, and conserve an estimated 27 billion gallons of water annually, which would otherwise be used for steam or cooling by conventional power projects. Wind power projects can have an adverse impact on birds and bats, as well as plants and animals. However, a well-designed and operated wind power project can minimize these impacts and have a significantly lower environmental impact relative to most environmentally-responsible conventional power projects.

Key Drivers of Demand for Wind Power

We believe the following factors have driven, and will continue to drive, the growth of wind power in the United States:

Requirement for New Electricity Generating Capacity.   From 2008 to 2020, the U.S. Energy Information Administration, or EIA, expects global net electricity generation to grow at a compound annual growth rate, or CAGR, of 2.4% from 2008 to 2020; however, OECD countries are expected to grow at a CAGR of 1.1% over the same period. In the United States, in addition to the new electricity generating capacity associated with this growth, further capacity additions will be required to replace aging fossil fuel-fired and nuclear power projects. With the current sensitivity regarding environmental concerns, it is expected that renewable energy, including wind power, will be the future choice for new electricity generating capacity.

Governmental Incentives .  Increasing concerns regarding manufacturing jobs, security of energy supply and consequences of greenhouse gas emissions as well as the outlook for fossil-fuel prices have resulted in support for governmental policies at the federal and state or provincial level that support electricity generation from wind power and other renewable energy sources. The state renewable portfolio standards, or RPS, have been and will continue to be the most important governmental policies supporting wind power.

Continued Improvements in Wind Power Technologies .  Wind turbine technology has evolved significantly over the last 20 years and technological advances are expected to continue in the future. The cost of electricity generation from wind projects has dropped over 80% over the last 20 years, we believe, as a result of technological advances, which have included:

•
advances in wind turbine blade aerodynamics and development of variable speed generators to improve conversion of wind energy to electricity over a range of wind speeds, including turbulent air, resulting in higher capacity factors and increased capacity per turbine and the ability to station wind turbines at lower elevations;

•	advances in turbine height resulting in the ability to benefit from greater wind speeds at higher elevations;

•	advances in remote operation and monitoring systems;

•	improvements in wind monitoring and forecasting tools, allowing for more accurate prediction of electricity generation and availability and for better system management and reliability; and

•	advances in turbine maintenance, resulting in longer turbine lives.

Growing Environmental Concerns .  The growing concern over the environmental consequences of greenhouse gas emissions has contributed to the growth of wind power generation. According to the American Meteorological Society, 2012 ranks as the eighth or ninth warmest year on record, depending on the data sets used. As one of the largest emitters of greenhouse gases in the world, the United States has experienced growing awareness of climate change and other effects of greenhouse gas emissions, which has resulted in increased demand for emissions-free electricity generation. As an emissions-free electricity source, wind power is an attractive alternative that is capable of addressing these growing environmental concerns.

Outlook for Energy Prices .  We expect that increased demand for electricity coupled with a finite supply of fossil fuels, and capacity and distribution constraints, including volatility in fossil-fuel prices, will result in continued increases and volatility in electricity prices. Current natural gas prices are low; however, they are expected to increase in coming years. Additionally, electricity generation from natural gas is either exposed to volatility in natural gas prices or is priced at a premium for medium-term, fixed-price gas supply contracts. Wind power projects, in contrast, typically contract for long periods ( e.g. , 20 years) at fixed prices. As a result and given the lack of fuel costs associated with wind power projects, we believe that wind power has become cost competitive with conventional power projects and that this cost competitiveness will contribute to further growth in wind power.

Increasing Obstacles for Conventional Power Projects . Growing environmental concerns have made it increasingly difficult to construct new or expand existing fossil fuel-fired electricity generation projects. For example, according to the National Energy Technology Laboratory, a division of the Department of Energy, only 41 of the approximately 150 coal plants proposed in the United States between 2000 and 2006 were built or were under construction by the end of 2013. Nuclear power projects have also faced significantly increasing capital costs and steep environmental hurdles associated with, among other things, complications relating to the disposal of spent nuclear fuel and concerns over operational safety. Wind power, in contrast, does not create solid waste   by-products,   emit greenhouse gases or deplete   non-renewable   resources, and, as a result, is an attractive alternative to fossil fuel-fired power projects.

Dependence on Foreign Energy Sources .  According to the EIA, the net import share of total U.S. energy consumption was 16% in 2012. In addition, many of the regions rich in energy supply are politically unstable, raising public concerns regarding the dependence of the United States on foreign energy imports and related threats to U.S. national security. The potential for future growth in U.S. wind power generating capacity is supported by the large amount of land available for turbine installations and the availability of significant wind resources. According to the DoE, wind power industry experts estimate that the United States has more than 10,500 GW of available land-based wind resources that can be captured economically, assuming 80 meter turbine heights and a capacity factor of at least 30%. Increased public awareness of the dependence of the United States on foreign energy sources has generated momentum to diversify the energy supply within the United States. We believe that wind power, which supplied only 1.3% of the total net electricity generation in the United States in 2008, according to the EIA, is a viable domestic alternative to decrease the dependence of the United States on foreign energy sources and satisfy a portion of the expected increased demand for electricity in the United States.

Intellectual Property

We do not own any intellectual property material to the conduct of our business. However, we own various information that includes, without limitation, financial, business, scientific, technical, economic, and engineering information, formulas, designs, methods, techniques, processes, and procedures, all of which is protected confidential and proprietary information.

Governmental Regulation

We may be subject to various environmental, health and safety laws and regulations in each of the jurisdictions in which we operate.   At the present time however, we do not believe that these laws and regulations require us to obtain and maintain permits and approvals, undergo environmental review processes and implement environmental, health and safety programs and procedures to monitor and control risks associated with the installation and operation of the wind turbine systems.   We believe that our wind turbines will have little environmental impact because the blades will be contained inside a “drum” without direct access to wildlife.

We do not anticipate material capital expenditures for compliance with government regulations in the next several years. However, these laws and regulations frequently change and often become more stringent, or subject to more stringent interpretation or enforcement. Future changes could require us to incur materially higher costs.

In the event that we are required to comply with laws, regulations and permit requirements, failure to do so may result in administrative, civil and criminal penalties, imposition of investigatory, cleanup and site restoration costs and liens, denial or revocation of permits or other authorizations and issuance of injunctions to limit or cease operations. In addition, claims for damages to persons or property or for injunctive relief may in the future result from environmental and other impacts of our activities.

There are no Federal-level regulations that specifically control the sale, distribution and installation of small wind turbines beyond general small business regulations.   However, each state regulates the sale, installation and interconnection of alternative energy.  Utilities are required to interconnect and purchase renewable energy from small wind systems under the Public Utility Regulatory Policies Act of 1978 and individual utilities are permitted to regulate that process.

   Local zoning laws and regulations may impose special requirements on the installation of our turbines now or in the future, but we are not aware of any specific regulations.

Properties

Our principal place of business is located at 3665 Merrick Road, Seaford, New York 11783.  The space is provided to us at no cost by our management.  We believe that these facilities are adequate to meet our current needs.

Employees

We currently do not have any employees except for our officers and directors.  We consider our employee relations to be good.

Competition

We compete with all energy distributors, including utilities and manufacturers of energy producing equipment.  We believe that there are approximately 50 U.S. small wind turbine companies.  Of those, the majority are in the start-up phase.  However, a few have longer operating histories or greater name recognition such as Southwest Windpower, Inc. Urban Green Energy, Bergey Wind Power, Enertech, Next Generation Power Systems, Polaris America WePower Sustainable Energy Solutions., and OregonWind Inc.   We also compete with solar-photovoltaic systems.

We intend to compete on price, quality and service and communicate to customers and potential customers that our wind turbine systems are efficient, aesthetically pleasing, and reliable.

Legal Proceedings

We are not involved in any pending legal proceeding or litigations and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on the Company.

MANAGEMENT

The following table sets forth information regarding our sole officer and director. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Name	Age	Positions with the Company
Mohit Bhansali	38	President, Secretary and Director
Ezra Green	52	Chief Executive Officer, Chief Financial Officer, Treasurer and Director
David Mapley	54	Director
Gary Ross	50	Director
Gelvin Stevenson	69	Director

Mohit Bhansali, President, Secretary and Director.  Mr. Bhansali has served as our President, Secretary and a director since December 2011.  He served as our Chief Executive Officer, Chief Financial Officer and Treasurer from December 2011 through October 15, 2013.  In addition, Mr. Bhansali has served as a director of Silver Horn Mining Ltd. since November 2013, as the co-founder and Chief Operating Officer of Equity Stock Transfer since November 2011, as the sole officer and director of Spiral Energy Tech, Inc. since December 2011, as a partner of Deadbeat Records LLC since 2010, as a securities specialist at Sichenzia Friedman Ference LLP from 2009 through 2011 and as a securities specialist at Haynes and Boone, LLP from 2006 through 2009.  Mr. Bhansali worked as an equity trader from 1999 through 2002.  Mr. Bhansali’s qualifications to serve on the board include his entrepreneurial skills and his knowledge of capital markets.

Ezra   Green, Chief Executive Officer, Chief Financial Officer, Treasurer and Director .  Mr. Green has served as our Chief Executive Officer, Chief Financial Officer, Treasurer and a director since October 15, 2013.  Mr. Green has served as the Chief Executive Officer, Chief Financial Officer, Treasurer and a director of Spiral Energy Tech., Inc. since April 2013, the President, Chief Executive Officer and sole director of Carbon 612 Corporation since September 2008 and the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007. Ezra Green has been involved with renewable energy companies for thirteen years and founded Clear Skies Group, Inc. (Clear Skies Solar, Inc.’s operating subsidiary) in 2003. Prior to launching Clear Skies Group, Inc., Mr. Green was a successful entrepreneur and founded TAL Design & Construction in 1990, a general contracting firm. Mr. Green has 25 years of experience in the construction business, including those in which he led TAL Design & Construction to top rankings for excellence and customer satisfaction as stated in The Franklin Report. TAL Design & Construction consulted on interior design and performed high-end commercial and residential construction in New York City and Long Island. Mr. Green began his career as a software engineer and programmer.  Mr. Green’s qualifications to be a director of the Company, in addition to his general business and management background (as described above), include his experience in the renewable energy industry and familiarity with wind turbine technology.

David Mapley, Director . Mr. Mapley joined our board of directors on October 15, 2013.   Mr. Mapley has served as the Chief Executive Officer of JM Investment Advisors SA since 2009, as the Co-Founding Director of the Nakata Group since 2003 and as the Chairman of the Shimoda Group since 1993.  Mr. Mapley has also served as the Chief Executive Officer and a director of City Windmills Ltd. since 2012, as the Chief Executive Officer and a director of iCard Forensics, USA from 2004 through 2010 and as the fund director of Basis Pacific-Rim Opportunity Fund from 2000 through 2009.   Mr. Mapley features regularly as a commentator and writer for CNBC Europe, CNN Moneyline, Reuters Financial TV and Bloomberg TV.   Mr. Mapley’s qualifications to serve on the board include his 25 years of experience in the financial markets and his knowledge of the wind renewable energy industry.

Gary Ross, Director . Mr. Ross joined our board of directors on October 15, 2013. Mr. Ross has been an independent technology and management consultant since 2001. From 2011 to 2013 he was Director of Information Technology at the Vermont Oxford Network and was a Senior Project Manager at Bluehouse Group from 2007 through 2010. Mr. Ross’s qualifications to serve on the board include his knowledge of technological systems and general business experience.

Gelvin Stevenson, Director . Dr. Stevenson joined our board of directors on October 15, 2013. Dr. Stevenson is an economist and has served as an Associate Professor of Environmental Economics at Pratt Institute since 2006. He has served as a director of Northern Wind Energy Corp. since October 15, 2013 and as a director of Clear Skies Solar, Inc. from 2007 through March 2012. Dr. Stevenson is the Managing Director of Greentech Investors Forum, which showcases emerging greentech companies at monthly forums, and consults for the clean energy industry. Dr. Stevenson has been an Investment Consultant to the Oneida Tribe of Indians of Wisconsin for over 15 years, and served as Director of Investment Responsibility for the NYC Comptroller's Office in 1992, when it managed over $40 billion in pension funds. Dr. Stevenson was Associate Economic and Corporate Finance Editor at Business Week magazine from 1977 to 1984, and his writings have appeared in the Business and the Real Estate Sections of the New York Times, New York Magazine and elsewhere. Dr. Stevenson formerly held a Series 7 securities license and is currently a Public Arbitrator for the Financial Industry Regulatory Authority (formerly NASD). Dr. Stevenson holds a Bachelor of Arts from Carleton College and both a Master of Arts and a Ph.D. from Washington University in St. Louis. Dr. Stevenson’s qualifications to be a director of the Company include his experience in the renewable energy industry.

Directors’ and Officers’ Liability Insurance

We have not obtained directors’ and officers’ liability insurance insuring any of our officers or directors against liability for acts or omissions in their capacity as a director or officer. Such insurance may also insure us against losses which we may incur in indemnifying our officers and directors.  Our officers and directors shall have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Board Independence

We are not a listed issuer and, as such, are not subject to any director independence standards. Using the definition of independence set forth in the rules of the Nasdaq Stock Market, Mr. Stevenson, Mr. Ross, Mr. Green and Mr. Mapley would be considered independent directors.

Board Committees

We expect our board of directors, in the future, to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee.  We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek a listing on a national securities exchange. In addition, we intend that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the Securities and Exchange Commission. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Code of Ethics

We have not yet adopted a Code of Ethics although we expect to as we develop our infrastructure and business.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the overall compensation earned over each of the past two fiscal years ending December 31, 2012 by each person who served as our principal executive officer during fiscal 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Mohit Bhansali (2)	2012	0	0	0	0
(Current President, Secretary and Director)	2011	0	0	0	0

(1)  Reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718.
(2)  Mr. Bhansali was appointed our Chief Executive Officer on December 26, 2011 and our President, Chief Financial Officer, Treasurer and Secretary on December 27, 2011.   He resigned as Chief Executive Officer, Chief Financial Officer and Treasurer on October 15, 2013.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested ($)
Mohit Bhansali	98,987,403	$9,898,740.30(1)

(1)	Calculated based on a purchase price of $0.10 per share, the sales price paid by certain selling stockholders in the Company’s most recent private placement on May 29, 2012.

Director Compensation

The compensation paid to Mr. Bhansali for the years ending December 31, 2011 and 2012 is fully set forth above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Stock Transfer has provided transfer agent services to the Company free of charge since May 2012.  Mr. Bhansali is Equity Stock Transfer’s Chief Operating Officer.

On July 3, 2011, Andrew Uribe, our former President, Treasurer, Secretary and director, purchased 1,000 shares of our common stock at the purchase price of $0.05 per share.

On June 4, 2012, we issued an aggregate of 14,162,933 shares of common stock to Mr. Bhansali.   The shares shall vest upon the occurrence of a “Qualified Transaction”, unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  For purposes hereof, the value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever..

On July 20, 2012, we issued an aggregate of 70,200,316 shares to Mr. Bhansali.   The shares shall vest upon the occurrence of a Qualified Transaction.

On July 20, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

In 2012 , we entered into a debt forgiveness agreement with Clear Skies Solar, Inc. and its wholly owned subsidiary Clear Skies Financial Corp. pursuant to which these companies forgave the $15,000 owed to them by the Company under an agreement entered into in December 2011 in exchange for a general release from claims.  Mr. Green has served as the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007.

On September 25, 2013, we entered into a three year manufacturer/representative agreement with City Windmills (Holdings) PLC pursuant to which it granted to us non-exclusive rights to represent it in the United States in connection with all sales, rentals, leases, distributions and installations of its CW 500 and CW 2000 wind turbines.  The Company will pay City Windmills (Holdings) PLC 35% of the gross profit margin received from the distribution of the wind turbines.   The agreement may be terminated by either party at any time upon six months’ written notice.  David Mapley, a director of the Company, is also an officer and director of City Windmills Ltd., the parent of City Windmills (Holdings) PLC.

Other Registration Statements

Mr. Bhansali currently serves as the President, Secretary and Director of Spiral Energy Tech., Inc., a viable company.  It filed Amendment No. 2 to its registration statement on Form S-1 with the Securities and Exchange Commission on December 19, 2013.  The registration statement has not been declared effective.  Mr. Bhansali also currently serves as a director of Silver Horn Mining Ltd.  Silver Horn Mining Ltd. is a viable company and does not currently have any effective registration statements.

Mr. Green   has served as the Chief Executive Officer, Chief Financial Officer, Treasurer and a Director of Spiral Energy Tech since April 25, 2013, as the President, Chief Executive Officer and sole director of Carbon 612 Corporation since September 2008 and the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007.  Carbon 612 Corporation is now dormant.  Carbon 612 Corporation ceased actively reporting with the Securities and Exchange Commission in March 2012 and transferred its intellectual property assets to Spiral Energy Tech., Inc. in April 2013.  Clear Skies Solar, Inc. ceased actively reporting with the Securities and Exchange Commission in March 2012 and wound down its business in 2013.

Mr. Ross and Mr. Stevenson have also served as directors of Spiral Energy Tech, Inc. since October 3, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2013 by:

•	each person known by us to beneficially own more than 5.0% of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Northern Wind Energy Corp., 3665 Merrick Road, Seaford , New York 11783 .   As of December 31, 2013 , we had 112,165,092  shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned(1)
Mohit Bhansali
All directors and executive officers as a group (1 person)(2)	99,987,403 (2)	89.14%

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of December 31 , 2013. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)
Includes 98,987,303 shares that have not yet vested.  The shares shall vest upon the occurrence of a “Qualified Transaction” (as defined in the restricted stock agreements), unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.

SELLING STOCKHOLDERS

Up to 9,441,955 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders.  The selling stockholders purchased these shares in private placement transactions in 2010, 2011 and 2012 that were exempt under the registration provisions of the Securities Act of 1933, as amended .  The Company received a total consideration of $20,720 for the sale of these shares .

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying any convertible securities held by that selling stockholder that are exercisable within 60 days of December, 2013, are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 112,165,092 shares of common stock outstanding as of December 31, 2013.

	Ownership Before Offering		Ownership After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Auracana LLC (2)	50,000	50,000	--	--
Benjamin Brauser	10,000	10,000	--	--
Peter DiCharia	1,000	1,000	--	--
David Frydman	2,000	2,000	--	--
Harlan Gardiner	2,500	2,500	--	--
Grander Holdings, Inc. 401(k) Profit Sharing Plan (3)	50,000	50,000	--	--
Ezra Green	10,000	10,000	--	--
Barry Honig	4,600,000	4,600,000
Edward Karr	2,785,734	50,000	2,735,734	2.44%
Renee Kesner	4,645,455 (4) (5)	4,645,455 (4) (5)
Paradox Capital Partners (5)	4,645,455 (4)	4,645,455 (4))	--	--
Sanjay Singla	10,000	10,000	--	--
Stetson Capital Investments, Inc. (6)	10,000	10,000	--	--
Andrew Uribe	1,000	1,000	--	--

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.  However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933 or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Glenn Kesner is the President of Auracana LLC and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.
(3)
Michael Brauser is the Trustee of Grander Holdings, Inc. 401(k) Profit Sharing Plan and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

(4)	Includes (i) 45,455 shares of our common stock held by Renee Kesner and 4,600,000 shares of our common stock held by Paradox Capital Partners, LLC. Harvey Kesner and Renee Kesner are husband and wife.
(5)	Harvey Kesner is the Manager of Paradox Capital Partners, LLC and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.
(6)	John Stetson is the President of Stetson Capital Investments, Inc. and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized 250,000,000 shares of capital stock, par value $0.0001 per share, of which 200,000,000 are shares of common stock and 50,000,000 are shares of preferred stock.

As of December 31, 2013 , we had the following issued and outstanding securities on a fully diluted basis:

•	112,165,092 shares of common stock; and
•	No shares of preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

The Company also has director and officer indemnification agreements with each of its executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Amended and Restated Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Sales by our stockholders must be made at the fixed price of $0.10 until a market develops for the stock.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	conducting business in places where business practices and customs are unfamiliar and unknown;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any of these methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

LEGAL MATTERS

_________________ will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The audited financial statements as of and for the years ended December 31, 2012 and 2011, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Messineo & Co CPAs LLC , independent registered public accounting firm , upon the authority of said firm as experts in accounting and auditing in giving said report .

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and the shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information filed by the Company with the SEC are available free of charge on the SEC’s website.  You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Ezra Green , Chief Executive Officer, Northern Wind Energy Corp., 3665 Merrick Road, Seaford , New York 11783 . The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$108.20
Legal fees and expenses	$0.00
Accounting fees and expenses	$10,000
Miscellaneous	$0
TOTAL	$10,108.20

Item 14.  Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

The Company also has director and officer indemnification agreements with each of its executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

On April 13, 2010 we issued an aggregate of 9,245,455 shares of common stock to founders in exchange for total cash in the amount of $10,220.  9,200,000 shares of common stock were sold at the purchase price of $0.0011 per share and 45,455 shares of common stock were sold at the purchase price of $0.0022.

On April 21, 2010, we sold 10,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $500.

Throughout 2011, we sold 63,000 shares of common stock to investors (including 1,000 shares to Mr. Uribe, our former sole officer and director) at the purchase price of $0.05 per share for total proceeds of $3,150.

In 2012, we sold 110,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $5,500 and 13,500 shares of common stock to investors at the purchase price of $0.10 per share for total proceeds of $1,350.

On June 4, 2012, we issued an aggregate of 14,162,933 shares of common stock to Mohit Bhansali.   All of the shares may only vest upon the occurrence of a Qualifying Event.  If the Qualifying Event has not occurred by the close of business on June 1, 2016, the shares will be forfeited and ownership shall revert back to the Company.  The shares may not be sold, pledged or otherwise transferred until vested.

On July 20, 2012, we issued an aggregate of 70,200,316 shares to Mr. Bhansali.   All of the shares may only vest upon the occurrence of a Qualifying Event.  If the Qualifying Event has not occurred by the close of business on June 1, 2016, the shares will be forfeited and ownership shall revert back to the Company.  The shares may not be sold, pledged or otherwise transferred until vested.

On July 20, 2012, we sold Mr. Bhansali 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

On December 23, 2013, we issued Edward Karr 2,735,734   shares of common stock as compensation for consulting services, which included general business strategy advice and introductions to suppliers and placement agents.  We do not have a written agreement with Mr. Karr.

The issuances described above were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b)           Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

 (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrick, State of New York on the 6th day of January, 2014.

NORTHERN WIND ENERGY CORP. (Registrant)

By:	/s/ Ezra Green
	Name:	Ezra Green
	Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mohit Bhansali	President, Secretary and Director	January 6, 2014
Mohit Bhansali

/s/ Ezra Green	Chief Executive Officer, Chief Financial Officer, Treasurer (Principal Accounting Officer), and Director	January 6, 2014
Ezra Green

/s/ David Mapley	Director	January 6, 2014
David Mapley

/s/ Gary Ross	Director	January 6, 2014
Gary Ross

/s/ Gelvin Stevenson	Director	January 6, 2014
Gelvin Stevenson

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Articles of Incorporation ( Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
3.2	Amended and Restated Articles of Incorporation ( Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on August 16, 2012)
3.3	Certificate of Amendment to Amended and Restated Articles of Incorporation
3.4	Bylaws ( Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 filed on August 16, 2012)
5.1*	Opinion of ___________________________
10.1	Form of Subscription Agreement ( Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
10.2	Agreement of Sale by and among Northern Wind Energy Corp., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated December 9, 2011
10.3**
Restricted Stock Agreement by and between Northern Wind Energy Corp. and Mohit Bhansali, dated June 4, 2012 ( Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.4**
Restricted Stock Agreement by and between Northern Wind Energy Corp. and Mohit Bhansali, dated July 20, 2012 ( Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.5**
Management Equity Subscription Agreement by and between Northern Wind Energy Corp. and Mohit Bhansali, dated July 20, 2012 ( Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.6**	First Amendment to June 4, 2012 Restricted Stock Agreement
10.7**	First Amendment to July 20, 2012 Restricted Stock Agreement
10.8	Debt Forgiveness Agreement by and among Icarus Wind Energy, Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp.
10.9	Addendum to Debt Forgiveness Agreement by and among Icarus Wind Energy , Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp.
10.10	Form of Indemnification Agreement
10.11	Manufacturer/Representative Agreement dated September 25, 2013
21.1	List of Subsidiaries ( Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
23.1	Consent of Messineo & Co., CPAs, LLC
23.2*	Consent of _______________________ (Included in Exhibit 5.1)

*   To be filed by amendment.
** Management contract or compensatory plan or arrangement.

Messineo & Co., CPAs LLC 2471 N McMullen Booth Rd, Suite. 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Northern Wind Energy Corp.

We have audited the accompanying balance sheets of Northern Wind Energy Corp. (formerly Icarus Wind Energy, Inc.),  a development stage entity, as of December 31, 2012 and 2011 and the related statements of operations, stockholder's deficit and cash flows for the years then ended and for the period January 18, 2008 (date of inception) through December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Wind Energy Corp., a development stage entity, as of December 31, 2012 and 2011 and the results of its operations and its cash flows for the years then ended and for the period January 18, 2008 (date of inception) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred a loss since inception, has insufficient revenue to cover operating costs or develop its operating plan, has an accumulated deficit and may be unable to raise further equity. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Messineo & Co., CPAs, LLC

Messineo & Co., CPAs, LLC
Clearwater, FL
December 31, 2013

Northern Wind Energy Corp. (formerly Icarus Wind Energy, Inc.)
(A Development Stage Company)
Balance Sheets

	December 31,	December 31,
	2012	2011

ASSETS
Current Assets
Cash and cash equivalents	$5,924	$3,614
Total Current Assets	5,924	3,614

Property and equipment, net of accumulated
depreciation of $0 and $0, respectively	25,000	25,000

TOTAL ASSETS	$30,924	$28,614

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$-	$127
Note payable	-	15,000
Total Current Liabilities	-	15,127

TOTAL LIABILITIES	-	15,127

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value
0 shares issued and outstanding	-	-
Common stock: 200,000,000 authorized; $0.0001 par value
109,429,358 and 9,318,455 shares issued and outstanding	10,943	9,318
Additional paid in capital	5,545,730	4,552
Unearned compensation	(5,480,476)	-
Accumulated deficit during development stage	(45,273)	(383)
Total Stockholders' Equity	30,924	13,487

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$30,924	$28,614

See auditor's report and notes to the audited financial statements

Northern Wind Energy Corp. (formerly Icarus Wind Energy, Inc.)
(A Development Stage Company)
Statements of Operations

	For the		January 18, 2008
	Year Ended		(inception) to
	December 31,		December 31,
	2012	2011	2012

Revenues	$-	$-	$-

Operating Expenses
Stock based compensation	55,377	-	55,377
Professional	3,300	-	3,300
General and administration	1,051	256	1,434
Total operating expenses	59,728	256	60,111

Net loss from operations	(59,728)	(256)	(60,111)

Other income (expense)
Interest expense	(162)	(127)	(162)
Debt forgiveness, note payable	15,000	-	15,000
Income taxes	-	-	-

Net loss	$(44,890)	$(383)	$(45,273)

Basic and dilutive loss per share	$(0.00)	$(0.00)

Weighted average number of
shares outstanding	56,377,088	9,318,455

See auditor's report and notes to the audited financial statements

Northern Wind Energy Corp. (formerly Icarus Wind Energy, Inc.)
(A Development Stage Company)
Statement of Stockholders' Equity

					Additional
	Preferred Stock		Common Stock		Paid in	Unearned	Accumulated
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Total

Balance, January 18, 2008	-	$-	-	$-	$-	$-	$-	$-

Stock issued for cash:	-	-	9,200,000	920	9,200	-		10,120
founders on April `13, 2010, $.0011	-	-	45,455	5	95	-		100
investor on April 13, 2010, $.0022	-		10,000	1	499	-		500
investor on April 23, 2010, $.05	-		62,000	6	3,094	-		3,100
investor on July 3, 2011, $.05			1,000	-	50			50
investor on December 30, 2011, $.05
Net loss							(383)	(383)

Balance, December 31, 2011	-	-	9,318,455	932	12,938	-	(383)	13,487

Stock issued for cash:
investors on May 29, 2012, $.10	-	-	13,500	1	1,349	-		1,350
investors on May 29, 2012, $.05	-		110,000	11	5,489	-		5,500
related party for cash ($100) and	-
services, July 20, 2012			1,000,000	100	55,365	-		55,465
Issued for services:
employee and consultant			14,162,933	1,416	782,723	(784,139)		-
deferred compensation agreement			84,824,470	8,483	4,687,866	(4,696,349)		-
Vested under deferred	-	-	-	-	-	12		12

Net loss						-	(44,890)	(44,890)

Balance, December 31, 2012	-	$-	109,429,358	$10,943	5,545,730	$(5,480,476)	$(45,273)	$30,924

See auditor's report and notes to the audited financial statements

Northern Wind Energy Corp. (formerly Icarus Wind Energy, Inc.)
(A Development Stage Company)
Statements of Cash Flows

			January 18, 2008
			(inception)
	Year Ended		through
	December 31,		December 31,
	2012	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(44,890)	$(383)	$(45,273)
Adjustment to reconcile Net Income to net
cash provided by operations:
Stock-based compensation	55,377	-	55,377
Debt forgiveness	(15,000)	-	(15,000)
Changes in operating assets and liabilities:
Increase (decrease) in operating liabilities:
Accrued expenses	(127)	127	-
Total adjustments	40,250	127	40,377
Net Cash (Used in) Provided By Operating Activities	(4,640)	(256)	(4,896)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	-	(10,000)	(10,000)
Net Cash (Used in) Investing Activities	-	(10,000)	(10,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	6,950	3,150	20,820
Net Cash (Used in) Provided by Financing Activities	6,950	3,150	20,820

Net increase (decrease) in cash and cash equivalents	2,310	(7,106)	5,924
Cash and cash equivalents, beginning of period	3,614	10,720	-
Cash and cash equivalents, end of period	$5,924	$3,614	$5,924

Supplemental cash flow information
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Non-cash transactions:
Issued note in exchange for assets	$-	$-	$15,000

See auditor's report and notes to the audited financial statements

NORTHERN WIND ENERGY CORP.
 (FORMERLY ICARUS WIND ENERGY, INC.)
(A Development Stage Entity)
Notes to Financial Statements

NOTE 1. NATURE OF BUSINESSS

ORGANIZATION

Northern Wind Energy Corp. (“The Company”), formerly Icarus Wind Energy, Inc. was incorporated on January 18, 2008 in the State of Nevada as a for-profit Company.   On November 7, 2013, the Company changed its name to Northern Wind Energy Corp. The Company was formed to provide residential users access to affordable renewable energy.  The Company installs and maintains solar energy panel systems on residential housing units at no cost to the end user.  Revenue is derived from renewable energy credits/certificates and billing of solar converted electricity.

The Company is headquartered in Seaford, New York.  The Company is a development stage company in accordance with FASB ASC 915 Financial Reporting for Development Stage Entities.   The elected year end is December 31.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN
The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

USE OF ESTIMATES
The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEVELOPMENT STAGE ENTITY
The Company is a development stage company as defined by section FASB ASC 915, “Development Stage Entities.”  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities.

FINANCIAL INSTRUMENTS
The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

CASH
The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.  There were no cash equivalents at December 31, 2012 and 2011.

LONG-LIVED ASSETS
Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (5 years).   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2012.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

REVENUE RECOGNITION
The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.  There was no revenue for the year ended December 31, 2012 and 2011.

ADVERTISING
Advertising costs are expensed as incurred.  No advertising costs were incurred for the year ending December 31, 2012 and 2011.

RESEARCH AND DEVELOPMENT
The Company expenses research and development costs when incurred.  Research and development costs include designing, prototyping and testing of product.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  The Company spent $0 in research and development costs for the years ending December 31, 2012 and 2011.

RELATED PARTIES
The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.  Related party transactions for the period ending December 31, 2012 totaled $15,289, which was due to the forgiveness of a note payable and accrued interest.

SHARE-BASED COMPENSATION
ASC 718, “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

 The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”   Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense totaled $55,377 for the year ended December 31, 2012.

DEFERRED INCOME TAXES AND VALUATION ALLOWANCE
The Company accounts for income taxes under FASB ASC 740 “Income Taxes.”  Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

NET INCOME (LOSS) PER COMMON SHARE
Net income (loss) per share is calculated in accordance with FASB ASC 260, “Earnings per Share.”  The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share.  Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding.  Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at since December 31, 2012 and 2011.  As of December 31, 2012 and 2011, the Company had no dilutive potential common shares.

RECENT ACCOUNTING PRONOUNCEMENTS
Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.  Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company’s present or future financial statements.

NOTE 3. PROPERTY AND EQUIPMENT
Property consists of equipment purchased for the production of revenues.  As of December 31:

	2012	2011
Production equipment - solar photovoltaic (solar electric) system	$25,000	$25,000
Less accumulated depreciation	-	-
Property and equipment, net	$25,000	$25,000

Assets are depreciated over there useful lives when placed in service.  Assets were not put into operation as of December 31, 2012.  Upon placement of the above production equipment in a revenue generating engagement, the Company will record a ratable expense.  Depreciation expense was $0 for the years ending December 31, 2012 and 2011 and for the period January 18, 2008 (date of inception) through December 31, 2012.

NOTE 4. NOTES PAYABLE

The Company has issued a promissory note payable, in the amount of $15,000, resulting from purchase agreement with the original equipment manufacturer (“OEM”), a related party.  The note has no defined repayment date, as repayment is upon receiving government energy credits, considered to be realized within year.  There is no stated interest rate on the note.  As of December 31, 2012, the Company had accrued interest expense at the applicable federal rate, in the amount of $289, in recognition of the discount effect of the non-interest bearing arrangement.  As the expected government energy credits were not realized, the note and accrued interest were forgiven during the year ended December 31, 2012.

NOTE 5. INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net loss before provision for income taxes for the following reasons:

	December 31, 2012	December 31, 2011
Income tax expense at statutory rate	$(15,393)	$(130)
Valuation allowance	15,393	130
Income tax expense per books	$-	$-

Net deferred tax asset consist of the following components as of:

	December 31, 2012	December 31, 2011
NOL Carryover	$45,273	$383
Valuation allowance	(45,273)	(383)
Net deferred tax asset	$-	$-

Net operating loss (NOL) carry forwards begin to expire in 2031.

NOTE 6. EQUITY TRANSACTIONS

PREFERRED STOCK
There is no authorized preferred stock of the Company.  In June the company filed amended and restated articles to change its total authorized share amount and par value and to add preferred shares (but not issue any preferred shares). The Company has no preferred stock issued or outstanding.

COMMON STOCK
The authorized common stock of the Company consists of 75,000,000 shares with a par value of $0.001.  Please reference Note 8, Subsequent Events, for restated shares and par value.

On April 13, 2010 the Company issued 9,245,455 shares of common stock to founders in exchange for cash in the amount of $10,220.  The Company received cash in the amount of $10,120 in exchange for 9,200,000 shares of common stock ($.0011 per share) and cash of $100 in exchange for 45,455 common shares ($.0022 per share).

On April 23, 2010, the Company sold 10,000 common shares to investors, at $0.05 per share, for proceeds of $500.

On July 3, 2011, the Company sold 62,000 common shares to investors, including 1,000 shares to its former sole officer and director, at $0.05 per share, for proceeds of $3,100.

On December 30, 2011, the Company sold 1,000 common shares to investors, at $0.05 per share, for proceeds of $50.

On May 29, 2012, the Company sold 13,500 common shares to investors, at $0.10 per share, for proceeds of $1,350, and sold 110,000 common shares to investors, at $0.05 per share, for proceeds of $5,500.

On June 4, 2012, the Company issued an aggregate of 14,162,933 shares of common stock to Mohit Bhansali, the Company’s sole officer and director.  100 shares vested immediately on the date of grant, 4,720,944 shall vest on the first anniversary of the date of grant, 4,720,944 shall vest on the second anniversary of the date of grant and 4,720,945 shall vest on the third anniversary of the date of grant.   Compensation expense, in the amount of $784,139 is to be recognized over the vesting period.

On June 1, 2013, the Company and Mr. Bhansali amended the June 4, 2012 stock grant to provide that all 14,162,933 shares shall be unvested and shall vest upon the occurrence of a Qualified Transaction (as defined below), unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.

On July 19, 2012, the Company filed amended and restated articles of incorporation in order to, among other things, change its authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock and change the par value of its common and preferred stock to $0.0001 per share from $0.001 per share.  Shares have been retroactively restated to reflect the change in par value.

On July 20, 2012, the Company issued an aggregate of 84,824,470 shares to Mr. Bhansali.  100 shares vested immediately on the date of grant and 28,274,790 shares shall vest on the first anniversary of the date of grant, 28,274,790 shares shall vest on the second anniversary of the date of grant and 28,274,790 shares shall vest on the third anniversary of the date of grant.  The shares are to be valued at the fair market value of our most recent share issuance and will be recognized as compensation expense over the vesting period.  Compensation expense, in the amount of $4,696,349 is to be recognized over the vesting period.

On June 1, 2013, the Company and Mr. Bhansali amended the July 20, 2012 stock grant to provide that all 84,824,470 shares shall be unvested and shall vest upon the occurrence of a Qualified Transaction (as defined below), unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.

On July 20, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.  The Company is to recognize compensation expense, in the amount of $55,365, for the difference in the fair market value of shares (based on the weighted average of shares transacted on May 29, 2012, the last trades with independent third parties) and the cash price paid.

 WARRANTS AND OPTIONS
There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 7. COMMITMENTS AND CONTINGENCIES

RELATED PARTY CONSIDERATION
The Company's shareholders have pledged support to fund continuing operations; however there is no written commitment to this effect.  The Company is dependent upon the continued support of these parties.

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company does not have employment contracts with its key employees, including the officers of the Company.

The Company does not own or lease property or lease office space. The office space used by the Company was arranged by the founders of the Company to use at no charge.

Our stock transfer agent, Equity Stock Transfer, has provided services to the Company free of charge since May 2012.  Mr. Bhansali is Equity Stock Transfer’s Chief Operating Officer.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

PRODUCT WARRANTEES
The Company has no history of warranty costs and expenditures.  The Company purchases products directly from manufacturer and relies upon warranties provided by such OEM.  Any costs are to be expensed as incurred until such time that potential future costs may be estimated.  As of December 31, 2012 and 2011, no such costs have been incurred or are anticipated; therefore no liability reserve has been established.

LEGAL MATTERS
From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 8. SUBSEQUENT EVENTS

On December 23, 2013, we issued 2,735,734 shares of common stock as compensation for consulting services, which included general business strategy advice and introductions to suppliers and placement agents.  We do not have a written agreement with Mr. Karr. The shares are valued at fair market value, approximately $150,000.

On September 25, 2013, the Company entered into a 3 year manufacturer representative agreement with City Windmills SA pursuant to which the Company agreed to use its best efforts to promote, solicit and procure orders for City Windmills SA’s wind turbines for compensation equal to 35% of the gross profit margin received from the distribution of each wind turbine. The agreement may be terminated by either party upon six months’ written notice.

Management has evaluated subsequent events through December 31, 2013, the date the financial statements were available to be issued.  Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure.

NORTHERN WIND ENERGY CORP. (FORMERLY ICARUS WIND ENERGY, INC.) (A Development Stage Entity) INDEX TO FINANCIAL STATEMENTS September 30, 2013 and 2012

Page

Balance Sheets at September 30, 2013 (unaudited) and December 31, 2012 (audited)	F-45

Statements of Operations for the three and nine months ended September 30, 2013 and 2012 and the period January 18, 2008 (date of inception) through September 30, 2013 (unaudited)	F-46

Statements of Changes in Shareholders’ Deficit for the period January 18, 2008 (date of inception) through September 30, 2013	F-47

Statements of Cash Flows for the nine month periods ended September 30, 2013 and 2012 and the period January 18, 2008 (date of inception) through September 30, 2013 (unaudited)	F-48

Notes to Financial Statements (unaudited)	F-49

Northern Wind Energy Corp.
(A Development Stage Company)
Balance Sheets

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current Assets
Cash and cash equivalents	$5,924	$5,924
Accounts receivable, net of allowance for doubtful
accounts of $0 and $0, respectively	628	-
Total Current Assets	6,552	5,924

Property and equipment, net of accumulated
depreciation of $625 and $0, respectively	24,375	25,000

TOTAL ASSETS	$30,927	$30,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$-	$-
Total Current Liabilities	-	-

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value
0 shares issued and outstanding	-	-
Common stock: 200,000,000 authorized; $0.0001 par value
109,429,358 and 109,429,358 shares issued and outstanding	10,943	10,943
Additional paid in capital	5,545,730	5,545,730
Unearned compensation	(5,480,476)	(5,480,476)
Accumulated deficit during development stage	(45,270)	(45,273)
Total Stockholders' Equity	30,927	30,924

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$30,927	$30,924

See notes to unaudited financial statements

Northern Wind Energy Corp.
(A Development Stage Company)
Statements of Operations

			For the		January 18, 2008
	For the Three Months Ended		Nine Months Ended		(inception) to
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$628	$-	$628	$-	$628

Operating Expenses
Stock based compensation	-	-	-	-	55,377
Professional	-	-	-	-	3,300
General and administration			-	256	1,434
Depreciation and amortization	625	-	625	-	625
Total operating expenses	625	-	625	256	60,736

Net Income from operations	3	-	3	(256)	(60,108)

Other income (expense)
Interest expense	-	(127)	-	(127)	(162)
Debt forgiveness, note payable			-	-	15,000
Income taxes	-	-	-	-	-

Net Income	$3	$(127)	$3	$(383)	$(45,270)

Basic and dilutive loss per share	$0.00	$(0.00)	$0.00	$(0.00)

Weighted average number of
shares outstanding	109,429,358	109,429,358	109,429,358	109,429,358

See notes to unaudited financial statements

Northern Wind Energy Corp.
(A Development Stage Company)
Statement of Stockholders' Equity

					Additional
	Preferred Stock		Common Stock		Paid in	Unearned	Accumulated
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Total

Balance, January 18, 2008	-	$-	-	$-	$-	$-	$-	$-

Stock issued for cash:	-	-	9,200,000	920	9,200	-		10,120
founders on April `13, 2010, $.0011	-	-	45,455	5	95	-		100
investor on April 13, 2010, $.0022	-		10,000	1	499	-		500
investor on April 23, 2010, $.05	-		62,000	6	3,094	-		3,100
investor on July 3, 2011, $.05			1,000	-	50			50
investor on December 30, 2011, $.05
Net loss, 2011							(383)	(383)
Net loss, 2012							(44,890)	(44,890)

Balance, December 31, 2012	-	-	9,318,455	932	12,938	-	(45,273)	(31,403)

Stock issued for cash:
investor on May 29, 2012, $.10	-	-	13,500	1	1,349	-		1,350
investor on May 29, 2012, $..05	-		110,000	11	5,489	-		5,500
related party for cash ($100) and	-
services, July 20, 2012			1,000,000	100	55,365	-		55,465
Issued for services:
employee and consultant			14,162,933	1,416	782,723	(784,139)		-
deferred compensation agreement			84,824,470	8,483	4,687,866	(4,696,349)		-
Vested under deferred	-	-	-	-	-	12		12
								-
Net income (unaudited)						-	3	3

Balance, September 30, 2013	-	$-	109,429,358	$10,943	$5,545,730	$(5,480,476)	$(45,270)	$30,927

See notes to unaudited financial statements

Northern Wind Energy Corp.
(A Development Stage Company)
Statements of Cash Flows

			January 18, 2008
			(inception)
	Nine Months Ended		through
	September 30,		September 30,
	2013	2012	2013
	(unaudited)	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3	$(55,783)	$(45,270)
Adjustment to reconcile Net Income to net
cash provided by operations:
Depreciation and amortization	625	-	625
Stock-based compensation	-	55,365	55,377
Debt forgiveness	-	-	(15,000)
Changes in operating assets and liabilities:			-
(Increase) decrease in operating assets:			-
Accounts receivable	(628)	-	(628)
Increase (decrease) in operating liabilities:	-	-	-
Accrued expenses	-	127	-
Total adjustments	(3)	55,492	40,374
Net Cash (Used in) Provided By Operating Activities	-	(291)	(4,896)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	-	-	(10,000)
Net Cash (Used in) Investing Activities	-	-	(10,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	-	6,950	20,820
Net Cash (Used in) Provided by Financing Activities	-	6,950	20,820

Net increase (decrease) in cash and cash equivalents	-	6,659	5,924
Cash and cash equivalents, beginning of period	5,924	3,614	-
Cash and cash equivalents, end of period	$5,924	$10,273	$5,924

Supplemental cash flow information
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Non-cash transactions:
Issued note in exchange for assets	$-	$-	$15,000

See notes to unaudited financial statements

NORTHERN WIND ENERGY CORP.
 (FORMERLY ICARUS WIND ENERGY, INC.)
(A Development Stage Entity)
Notes to Financial Statements
(unaudited)

NOTE 1. NATURE OF BUSINESSS

ORGANIZATION

Northern Wind Energy Corp. (“The Company”), formerly Icarus Wind Energy, Inc. was incorporated on January 18, 2008 in the State of Nevada as a for-profit Company.   On November 7, 2013, the Company changed its name to Northern Wind Energy Corp. The Company was formed to provide residential users access to affordable renewable energy.  The Company installs and maintains solar energy panel systems on residential housing units at no cost to the end user.  Revenue is derived from renewable energy credits/certificates and billing of solar converted electricity.

The Company is headquartered in Seaford, New York.  The Company is a development stage company in accordance with FASB ASC 915 Financial Reporting for Development Stage Entities.   The elected year end is December 31.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN
The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

USE OF ESTIMATES
The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS
The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Form 10-Q and Regulation S-X.  Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the financial statements presented not misleading.  The results of operations for such interim periods are not necessarily indicative of operations for a full year.

DEVELOPMENT STAGE ENTITY
The Company is a development stage company as defined by section FASB ASC 915, “Development Stage Entities.”  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities.

FINANCIAL INSTRUMENTS
The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

CASH
The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.  There were no cash equivalents at September 30, 2013 and December 31, 2012.

LONG-LIVED ASSETS
Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (5 years).   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at September 30, 2013 and December 31, 2012.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

REVENUE RECOGNITION
The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.

ADVERTISING
Advertising costs are expensed as incurred.  No advertising costs were incurred for the three and nine month periods ending September 30, 2013 and 2012.

RESEARCH AND DEVELOPMENT
The Company expenses research and development costs when incurred.  Research and development costs include designing, prototyping and testing of product.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  The Company spent $0 in research and development costs for the three and nine month periods ending September 30, 2013 and 2012.

RELATED PARTIES
The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.  Related party transactions for the period ending December 31, 2012 totaled $15,289, which was due to the forgiveness of a note payable and accrued interest.  There were no related party transactions during the three and nine month periods ending September 30, 2013 and 2012.

SHARE-BASED COMPENSATION
ASC 718, “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”   Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

There were no share-based expense during the three and nine month periods ending September 30, 2013 and 2012.

DEFERRED INCOME TAXES AND VALUATION ALLOWANCE
The Company accounts for income taxes under FASB ASC 740 “Income Taxes.”  Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

NET INCOME (LOSS) PER COMMON SHARE
Net income (loss) per share is calculated in accordance with FASB ASC 260, “Earnings per Share.”  The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share.  Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding.  Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at since September 30, 2012 and 2011.  As of September 30, 2012 and 2011, the Company had no dilutive potential common shares.

RECENT ACCOUNTING PRONOUNCEMENTS
Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.  Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company’s present or future financial statements.

NOTE 3. PROPERTY AND EQUIPMENT
Property consists of equipment purchased for the production of revenues.  As of September 30, 2013 and December 31, 2012:

	September 30, 2013	December 31, 2012
Production equipment - solar photovoltaic (solar electric) system	$25,000	$25,000
Less accumulated depreciation	625	-
Property and equipment, net	$24,375	$25,000

Assets are depreciated over there useful lives when placed in service.  Assets were not put into operation as of December 31, 2012.  Upon placement of the above production equipment in a revenue generating engagement, the Company will record a ratable expense.  Depreciation expense was $0, $625, $0, $625 and $625 for the three and nine month periods ending September 30, 2013 and 2012 and for the period January 18, 2008 (date of inception) through December 31, 2012, respectively.

NOTE 4. NOTES PAYABLE

The Company has issued a promissory note payable, in the amount of $15,000, resulting from purchase agreement with the original equipment manufacturer (“OEM”), a related party.  The note has no defined repayment date, as repayment is upon receiving government energy credits, considered to be realized within year.  There is no stated interest rate on the note.  As of December 31, 2012, the Company had accrued interest expense at the applicable federal rate, in the amount of $289, in recognition of the discount effect of the non-interest bearing arrangement.  As the expected government energy credits were not realized, the note and accrued interest were forgiven during the year ended December 31, 2012.

NOTE 5. INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net loss before provision for income taxes for the following reasons:

	September 30, 2013	December 31, 2012
Income tax expense at statutory rate	$(15,393)	$(15,393))
Valuation allowance	15,393	15,393
Income tax expense per books	$-	$-

Net deferred tax asset consist of the following components as of:

	September 30, 2013	December 31, 2012
NOL Carryover	$45,273	$45,273
Valuation allowance	(45,273)	(45,273)
Net deferred tax asset	$-	$-

Net operating loss (NOL) carry forwards begin to expire in 2031.

NOTE 6. EQUITY TRANSACTIONS

PREFERRED STOCK
There is no authorized preferred stock of the Company.  In June the company filed amended and restated articles to change its total authorized share amount and par value and to add preferred shares (but not issue any preferred shares). The Company has no preferred stock issued or outstanding.

COMMON STOCK
The authorized common stock of the Company consists of 75,000,000 shares with a par value of $0.001.  Please reference Note 8, Subsequent Events, for restated shares and par value.

On April 13, 2010 the Company issued 9,245,455 shares of common stock to founders in exchange for cash in the amount of $10,220.  The Company received cash in the amount of $10,120 in exchange for 9,200,000 shares of common stock ($.0011 per share) and cash of $100 in exchange for 45,455 common shares ($.0022 per share).

On April 23, 2010, the Company sold 10,000 common shares to investors, at $0.05 per share, for proceeds of $500.

On July 3, 2011, the Company sold 62,000 common shares to investors, including 1,000 shares to its former sole officer and director, at $0.05 per share, for proceeds of $3,100.

On December 30, 2011, the Company sold 1,000 common shares to investors, at $0.05 per share, for proceeds of $50.

On May 29, 2012, the Company sold 13,500 common shares to investors, at $0.10 per share, for proceeds of $1,350, and sold 110,000 common shares to investors, at $0.05 per share, for proceeds of $5,500.

On June 4, 2012, the Company issued an aggregate of 14,162,933 shares of common stock to Mohit Bhansali, the Company’s sole officer and director.  100 shares vested immediately on the date of grant, 4,720,944 shall vest on the first anniversary of the date of grant, 4,720,944 shall vest on the second anniversary of the date of grant and 4,720,945 shall vest on the third anniversary of the date of grant.   Compensation expense, in the amount of $784,139 is to be recognized over the vesting period.

On June 1, 2013, the Company and Mr. Bhansali amended the June 4, 2012 stock grant to provide that all 14,162,933 shares shall be unvested and shall vest upon the occurrence of a Qualified Transaction (as defined below), unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.

On July 19, 2012, the Company filed amended and restated articles of incorporation in order to, among other things, change its authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock and change the par value of its common and preferred stock to $0.0001 per share from $0.001 per share.  Shares have been retroactively restated to reflect the change in par value.

On July 20, 2012, the Company issued an aggregate of 84,824,470 shares to Mr. Bhansali.  100 shares vested immediately on the date of grant and 28,274,790 shares shall vest on the first anniversary of the date of grant, 28,274,790 shares shall vest on the second anniversary of the date of grant and 28,274,790 shares shall vest on the third anniversary of the date of grant.  The shares are to be valued at the fair market value of our most recent share issuance and will be recognized as compensation expense over the vesting period.  Compensation expense, in the amount of $4,696,349 is to be recognized over the vesting period.

On June 1, 2013, the Company and Mr. Bhansali amended the July 20, 2012 stock grant to provide that all 84,824,470 shares shall be unvested and shall vest upon the occurrence of a Qualified Transaction (as defined below), unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the shares shall be forfeited and the ownership thereof shall revert back to the Company.  “Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.

On July 20, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.  The Company is to recognize compensation expense, in the amount of $55,365, for the difference in the fair market value of shares (based on the weighted average of shares transacted on May 29, 2012, the last trades with independent third parties) and the cash price paid.

WARRANTS AND OPTIONS
There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 7. COMMITMENTS AND CONTINGENCIES

RELATED PARTY CONSIDERATION
The Company's shareholders have pledged support to fund continuing operations; however there is no written commitment to this effect.  The Company is dependent upon the continued support of these parties.

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company does not have employment contracts with its key employees, including the officers of the Company.

The Company does not own or lease property or lease office space. The office space used by the Company was arranged by the founders of the Company to use at no charge.

Our stock transfer agent, Equity Stock Transfer, has provided services to the Company free of charge since May 2012.  Mr. Bhansali is Equity Stock Transfer’s Chief Operating Officer.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

PRODUCT WARRANTEES
The Company has no history of warranty costs and expenditures.  The Company purchases products directly from manufacturer and relies upon warranties provided by such OEM.  Any costs are to be expensed as incurred until such time that potential future costs may be estimated.  As of December 31, 2012 and 2011, no such costs have been incurred or are anticipated; therefore no liability reserve has been established.

LEGAL MATTERS
From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 8. SUBSEQUENT EVENTS

On December 23, 2013, we issued 2,735,734 shares of common stock as compensation for consulting services, which included general business strategy advice and introductions to suppliers and placement agents.  We do not have a written agreement with Mr. Karr. The shares are valued at fair market value, approximately $150,000.

Management has evaluated subsequent events through December 31, 2013, the date the financial statements were available to be issued.  Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure.